Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Nxt-ID, Inc. on Forms S-3 [File Nos. 333-228624, 333-209001, 333-206955, 333-204026 and 333-203637] of our report dated March 30, 2020, with respect to our audits of the consolidated financial statements of Nxt-ID, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of Nxt-ID, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

March 30, 2020